Exhibit 3.29

AGREEMENT OF LIMITED PARTNERSHIP

OF

HUGHES MRO MERGER, LTD.

This Agreement of Limited Partnership of Hughes MRO Merger, Ltd., a Florida limited partnership (this “Agreement”), is entered into by and among Hughes GP & Management, Inc., a Delaware corporation, as general partner (the “General Partner”), and Hughes MRO #2, LLC, a Delaware limited liability company, as limited partner (the “Limited Partner”). The General Partner and the Limited Partner are referred to collectively as the “Partners”, and the terms “General Partner” and “Limited Partner” shall refer also to additional general partners and limited partners, respectively, as may become parties to this Agreement.

The General Partner and the Limited Partner hereby form a limited partnership pursuant to and in accordance with the Florida Revised Uniform Limited Partnership Act, as amended from time to time (the “Act”), and hereby agree as follows:

1. Name. The name of the limited partnership formed hereby is Hughes MRO Merger, Ltd. (the “Partnership”).

2. Purpose. The Partnership is formed for the object and purpose of engaging in any lawful act or activity for which limited partnerships may be formed under the laws of Florida.

3. Registered Office. The registered office of the Partnership in the State of Florida is 1201 Hayes Street, Tallahassee, Florida 32301.

4. Registered Agent. The registered agent of the Partnership at the address of the registered office is Corporation Service Company.

5. Partners. The names and mailing addresses of the General Partner and the Limited Partner are as follows:

General Partner:	Hughes GP & Management, Inc. One Hughes Way Orlando, Florida 32805

Limited Partner:	Hughes MRO #2, LLC One Hughes Way Orlando, Florida 32805

6. Powers. The powers of the General Partner include all powers, statutory and otherwise, possessed by general partners under the laws of the State of Florida.

7. Dissolution. The Partnership shall dissolve, and its affairs shall be wound up, on December 31, 2054 or at such earlier time as (a) all of the partners of the Partnership approve in writing, (b) an event of withdrawal of a general partner has occurred under the Act, or (c) an entry of a decree of judicial dissolution has occurred under Section 620.158 of the Act; provided, however, the Partnership shall not be dissolved or required to be wound up upon an event of withdrawal of a general partner described in Section 7(b) hereof if (i) at the time of such event of withdrawal, there is at least one (1) other general partner of the Partnership who carries on the business of the Partnership (any remaining general partner being hereby authorized to carry on the business of the Partnership), or (ii) within ninety (90) days after the occurrence of such event of withdrawal, all remaining partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the event of withdrawal, of one (1) or more additional general partners of the Partnership.

8. Capital Contributions. The Partners of the Partnership shall contribute cash and property to the Partnership in the amounts and of the type set forth across from each such partner’s name below:

Cash/Property
General Partner:

Hughes GP & Management, Inc.	$10

Limited Partner:

Hughes MRO #2, LLC	$990

9. Additional Contributions. No partner of the Partnership is required to make any additional capital contribution to the Partnership.

10. Allocation of Profits and Losses and Distributions. The Partnership’s profits and losses shall be allocated and all distributions made to the Partners of the Partnership based upon the percentage set forth across from each partner’s name below:

General Partner:

Hughes GP & Management, Inc.	one percent (1%)

Limited Partner:

Hughes MRO #2, LLC	Ninety-nine percent (99%)

The Limited Partnership may issue certificates evidencing each Partner’s ownership interest in the Limited Partnership. The total capital of the limited partnership shall be represented by 100 limited partnership units (“Units”). The Units represented on such certificates shall be proportionate to the relative percentages of profits and losses borne by the respective Partners.

11. Assignments.

(a) The Limited Partnership may assign all or any part of its interest in the Partnership and may withdraw from the Partnership only with the consent of the General Partner.

(b) The General Partner may assign all or part of its partnership interest in the Partnership and may withdraw from the Partnership without the consent of the Limited Partner.

12. Withdrawal. Except to the extent set forth in Section 11, no right is given to any partner of the Partnership to withdraw from the Partnership.

13. Admission of Additional or Substitute Members.

(a) One (1) or more additional or substitute limited partners of the Partnership may be admitted to the Partnership only with the consent of the General Partner.

(b) One (1) or more additional or substitute general partners of the Partnership may be admitted to the Partnership only with the consent of the General Partner or, in the event of more than one (1) general partner, only with the consent of a majority of the general partners.

14. Status of Limited Partner.

(a) The Limited Partner shall not participate in the management or control of the Partnership’s business, nor shall it transact any business for the Partnership, nor shall it have the power to act for of bind the Partnership, such powers being vested solely and exclusively in, the General Partner.

(b) No Limited Partner shall have any personal liability whatever, whether to the Partnership, to any of the Partners or to the creditors of the Partnership, for the debts of the Partnership or any of its losses except to the extent provided in the Act.

15. Authority of General Partner.

(a) The General Partner shall have exclusive authority to manage and control the business and affairs of the Partnership. Pursuant to the foregoing, the General Partner shall have all of the rights and powers of a general partner as provided in the Act and as otherwise provided by law, and any action taken by the General Partner shall constitute the act of and serve to bind the Partnership. In dealing with the General Partner acting on behalf of the Partnership, no person shall be required to inquire into the authority of such Partner to bind the Partnership.

(b) The General Partner shall devote such time to the Partnership business as it, in its sole discretion, shall deem to be necessary to manage and supervise the Partnership business and affairs; but nothing in this Agreement shall preclude the employment, at the expense of the Partnership, of any agent or third party to manage or provide other services in respect of the Partnership property subject to the control of the General Partner.

(c) Neither the General Partner nor any officer, director or employee of the General Partner shall be liable, responsible, or accountable in damages or otherwise to the Partnership or any Partner for any act or failure to act on behalf of the Partnership within the scope of the authority conferred on the General Partner by this Agreement or by law unless such act or omission was performed or omitted fraudulently or in bad faith or constituted wanton and willful misconduct or gross negligence.

(d) The Partnership shall indemnify and hold harmless the General Partner, each officer, director and employee of the General Partner, and the agents of each of them (each an “Indemnified Party”), from and against any loss, expense, damage or injury suffered or sustained by such person by reason of any act or omission arising out of his activities on behalf of the Partnership or in furtherance of the interests of the Partnership, including, but not limited to, any judgment, award, settlement, reasonable attorney’s fees, and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding, or claim and including any payments made by the General Partner to any of its officers, directors or employees pursuant to an indemnification agreement no broader than this section; provided that the act, omission, or alleged act or omission upon which such actual or threatened action, proceeding or claim is based was not performed or omitted fraudulently or in bad faith or as a result of wanton and willful misconduct or gross negligence by such Indemnified Party.

16. Power of Attorney.

(a) The Partners, jointly and severally, hereby irrevocably constitute and appoint the General Partner, with full power of substitution, their true and lawful attorney-in-fact in their name, place and stead to make, execute, sign and acknowledge, record and file, on behalf of them and on behalf of the Partnership, the following:

(i) a Certificate of Limited Partnership and any other certificates or instruments which may be required to be filed by the Partnership or the Partners under the laws of the State of Florida and any other jurisdiction whose laws may be applicable; and

(ii) any and all such other instruments as may be deemed necessary or desirable by the General Partner to carry out fully the provisions of this Agreement in accordance with its terms.

17. Books of Account, Records and Reports.

(a) Proper and complete records and books of account shall be kept by the General Partner in which shall be entered all matters relative to the Partnership’s business as are usually entered into records and books of account maintained by persons engaged in businesses of a like character. The Partnership books and records shall be kept on the accrual basis in accordance with generally accepted accounting principles, consistently applied. The books and records shall be open to the reasonable inspection and examination of the Partners or their duly authorized representatives during reasonable business hours.

(b) Each Limited Partner shall have the right to obtain from the General Partner, from time to time, upon reasonable demand, and subject to such reasonable standards as may be established by the General Partner and for any purpose reasonably related to the Limited Partner’s interest as a limited partner: (i) true and full information regarding the state of the business and the financial condition of the Partnership; (ii) promptly after becoming available, copies of the Partnership’s federal, state, and local income tax returns for each year; and (iii) such other information regarding the Partnership as is just and reasonable.

(c) The fiscal year end and taxable year end of the Partnership shall be January 31.

18. Waiver. A Partner may from time to time waive, directly or indirectly, any requirements placed upon another Partner under the terms of this Agreement. No consent or waiver, express or implied, by any Partner with respect to any breach, default or failure to act by another Partner hereunder shall be deemed or construed to be a consent or waiver with respect to any other breach, default or failure to act by such Member of the same provision or any other provision of this Agreement. Failure on the part of any Partner to complain of any act or failure to act of another Partner or to declare such other Partner in default shall not be deemed or constitute a waiver by such Partner of any rights hereunder.

19. Miscellaneous. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

20. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Florida, all rights and remedies being governed by said laws.

IN WITNESS WHEREOF, the undersigned intending to be legally bound hereby, have duly executed this Agreement of Limited Partnership effective as of the 13th day of December, 2004.

GENERAL PARTNER:

Hughes GP & Management, Inc., a Delaware corporation

By:	/s/ John Z. Paré
Name:	John Z. Paré
Title:	Secretary

LIMITED PARTNER:

Hughes MRO #2, LLC, a Florida limited liability company

By:	Hughes GP & Management, Inc., a Delaware corporation, its Manager

	By:	/s/ John Z. Paré
	Name:	John Z. Paré
	Title:	Secretary